ITEX CORPORATION RETAINS TWO TOP CHICAGO MARKETING FIRMS
TO EXPAND FRANCHISE COMMUNITY; BOOST MEMBER REGISTRATION

Bellevue, WA – January 24, 2008 – ITEX Corporation (OTCBB: ITEX), The Membership Trading CommunitySM, a leading marketplace for cashless business transactions in North America, today announced it had retained two top Chicago marketing firms - The Goodness Company and Sigale Public Relations - to provide additional professional assistance to its franchisees in the rapidly expanding Chicago region by promoting member registrations.

The Goodness Company will assist and support the ITEX franchise network in building their local businesses. The Goodness Company will begin by creating instrumental PR tools such as a PR Tool Kit and Press Kit, and will direct a monthly franchisee conference call in addition to developing tips on how to help franchisees secure optimal public relations and publicity for their businesses.

Sigale Public Relations will focus its efforts on attracting new franchisees throughout the United States adding to the existing 95 ITEX locations, and helping 24,000 local businesses.

“Retaining the professional services of two top Chicago Marketing firms, Sigale Public Relations and The Goodness Company provides a tremendous boost to our franchisees to assist them in gaining a higher level of press coverage in order to build more local awareness and future business relationships. We look forward to opportunities to gain exposure and explain why our Trading Community provides added value for small businesses.” said ITEX Chairman and CEO Steven White. “Both Chicago marketing firms are accepting ITEX dollars for the term of their engagement. The principals at Sigale Public Relations and The Goodness Company understand the benefits of attracting a new customer in ITEX; participating in the camaraderie of a small business trading community and utilizing the ITEX dollars earned for a large variety of goods and services from savvy entrepreneurs like themselves.”

About ITEX

ITEX, The Membership Trading CommunitySM, is a thriving community of member businesses buying and selling more than $250 million a year in ITEX dollar transactions. Member businesses increase sales through an exclusive distribution channel managed by franchisees, licensees and corporate-owned locations, by utilizing ITEX dollars to exchange goods and services. ITEX is powered by ITEX Payment Systems, the leading payment technology platform for processing cashless business transactions. ITEX is headquartered in Bellevue, Washington.

About The Goodness Company
The Goodness Company is a full service agency in Antioch, IL providing comprehensive advertising, marketing, graphic design and public relations with a knack for helping companies grow. Their expertise as experienced business strategists allows for a “results driven” advertising and public relations effort to give clients a competitive edge in the marketplace. More information can be found at www.goodnesscompany.com.

About Sigale Public Relations
Sigale Public Relations generates local, regional, national, and international print, broadcast, and Internet publicity for its clients, which brings them significant foot traffic and thousands of web site visits resulting in increased business. Its clients benefit from brand awareness, solidifying their reputations, reaching new markets, influencing customers, and on-going corporate reach. More information can be found at www.signalepr.com.

Contact:
Alan Zimmelman
ITEX Corporation
425.463.4017
alan@itex.com

This press release contains forward-looking statements that involve risks and uncertainties concerning our expected performance (as described without limitation in the quotations from current management in this release) and comments within the safe harbor provisions established under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from the results predicted and reported results should not be considered as an indication of our future performance. We believe that these potential risks and uncertainties include, without limitation: the continuing development of successful marketing strategies for our concepts; our ability to increase revenues and sustain profitability; the availability of adequate working capital; our dependence both on key personnel and our franchise network; and the effect of changes in the overall economy and in technology. Statements in this release should be evaluated in light of these factors. These risk factors and other important factors that could affect our business and financial results are discussed in our periodic reports and filings with the Securities and Exchange Commission, including our Forms 10-KSB and Forms 10-QSB, which are available at www.sec.gov., including under the caption, “Management's Discussion and Analysis of Financial Condition and Results of Operations.” All information set forth in this release is as of January 24, 2008, and ITEX undertakes no duty to update this information.

For more information, please visit www.itex.com